Dear CVBT Shareholder,

This is the first issue of CVBT's series of Newsletters which will be sent out as a printed version to all shareholders on a quarterly basis. It will also be placed on CVBT's web-site: www.cvbt.com.

After numerous conversations with our shareholders, Management acknowledged the request for additional communication and decided to implement this CVBT Newsletter. I am happy to present you with this first issue.

The main purpose of this Newsletter will be to provide an improved flow of information between the Company and you, our shareholders. Through the Newsletter we will keep you updated on a regular basis on everything important that is happening in the Company that can be publicly discussed.

I would like to provide you with the following updates regarding CVBT's on-going clinical trials:

Phase I Heart Trial ("No-option" Coronary Heart Disease patients): We have completed this trial and no significant, unexpected adverse events were seen. In our Interim Study Report which we submitted to the FDA, we included the following statement:"The DSMC (Data and Safety Monitoring Committee) has reviewed the data on three separate occasions and did not find evidence of safety concerns. They advised that the study continue as per protocol. The committee is in favor of the sponsor proceeding to a Phase II program and made recommendations to the sponsor regarding improvements to the study design and some safety testing that could possibly be eliminated. The study is not powered for an efficacy analysis, however, the SPECT scans and angiograms showed indications of improvement in myocardial perfusion in groups 2 and 3. In addition, the mean exercise time demonstrated an overall improvement in all groups. To date, all patients but one had an improvement in their CCS classification by week 12. Based on the Seattle Angina Questionnaire, all groups had a decrease in anginal frequency, improvement in anginal stability and patients felt that their overall exertional capacity improved. A full study report will follow at the conclusion of the follow-up period. Based on the good safety outcomes and efficacy indicators presented herein, it is requested that consideration be made to allow the program to proceed to Phase II development."

Phase II Heart Trial ("No-option" CHD patients): The FDA authorized the start of this trial in July 2007. This Phase II trial, in contrast to the Phase I trial where FGF-1 was delivered surgically, will deliver FGF-1 from the inside of the heart using the Johnson & Johnson MyoStar™ catheter and the NOGA™-system (provided by Cordis Corporation, a J&J Company). CVBT will cooperate with the Johnson & Johnson Corporation to identify the most experienced global clinical trial sites that have the NOGA™ catheter system set up and running, and who have participated in previous clinical trials with these catheters.

Phase I Wound Healing Trial: This trial is close to completion, with seven out of eight patients treated. We will use Kendle International, Inc., the same global clinical CRO that is running our Phase II heart trial, to run and monitor our Phase II Wound Healing trial, once approved by the FDA.

Phase I Peripheral Arterial Disease (PAD) Trial: This trial is expected to start dosing patients (no surgery required, direct injections of FGF-1 into the leg muscles will be performed in 24 patients) this fall. The FDA has permitted us to conduct this study at up to 10 clinical trial sites, and we are currently in discussions with several institutions who have expressed an interest in participating in the trial.

Chronic Back Pain Imaging: An imaging study using sophisticated MRI imaging technique is underway to establish the relationship between "degenerative" disc disease and blockage of lumbar arteries at the University of California, Irvine, under the guidance of our consultant Dr. Vance Gardner, M.D.

Our pre-clinical research continues to evaluate the safety and efficacy of FGF-1 in the following conditions: Stroke Recovery, Osteoporosis, and Diabetes mellitus.

From a business point of view, the management of CVBT decided to defer the Company's London AIM listing (see also the press release from May 24, 2007. Simultaneously, CVBT contracted for a $15 million private equity placement from the Swiss investment boutique "FirmInvest AG," whose principals are longstanding shareholders of CVBT.

As a Cardiovascular Surgeon, I often have seen the anguish of those patients who have no treatment options and suffer from a diminished life due to cardiovascular disease. Because of that, I share the passion with all scientists and executives of CVBT who every day demonstrate their commitment to our mission of improving the quality of life for those afflicted with severe cardiovascular disease. These people are the foundation of CVBT and its strength. Together we will move our company towards the goal of regenerating ischemic tissues with protein-based angiogenic therapy, and introducing this new treatment into the clinical spectrum of options for patients suffering from diverse forms of cardiovascular diseases. With your patience and support we have been able to do what very few young pharmaceutical companies have accomplished, that is, advancing our cutting-edge medical technology toward the marketplace and becoming a force in the struggle to combat this terrible disease that afflicts more then 70 million people.

Thank you again for your assistance in one of the most important causes of my life and for our company, CardioVascular BioTherapeutics, Inc.

Thomas J. Stegmann, M.D., Prof. of Surgery, FETCS

Co-President and Chief Medical Officer

CardioVascular BioTherapeutics, Inc.

Las Vegas, Nevada, July 2007

This newsletter contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding expectations for new research, progress with clinical trials or future business initiatives are forward-looking statements. Factors that might affect actual outcomes include, but are not limited to, results of future clinical and pre-clinical trials, differences in patient outcomes, FDA approval of CVBT drug candidates, market acceptance of CVBT products by customers, new developments in the industry, future revenues, future expenses, future margins, cash usage and financial performance. For a more detailed discussion of these and associated risks, see the company's most recent documents filed with the Securities and Exchange Commission.